EXHIBIT 8.1

                                 June 17, 1998

HEALTHSOUTH Corporation
One HEALTHSOUTH Parkway
Birmingham, Alabama 35243

        RE: PLAN  AND  AGREEMENT  OF MERGER AMONG HEALTHSOUTH CORPORATION, FIELD
            ACQUISITION CORPORATION AND NATIONAL SURGERY CENTERS, INC.

Gentlemen:

     We have acted as counsel to HEALTHSOUTH CORPORATION, a Delaware corporation ("HEALTHSOUTH"), in connection with the proposed merger (the "Merger") of Field Acquisition Corporation, a Delaware corporation ("Subsidiary") and wholly-owned subsidiary of HEALTHSOUTH, with and into National Surgery Centers, Inc., a Delaware corporation ("NSC"), pursuant to the terms of the Plan and Agreement of Merger, dated as of May 5, 1998 (the "Plan of Merger"), by and among HEALTHSOUTH, Subsidiary and NSC, as described in more detail in the Plan of Merger and in the Registration Statement on Form S-4 (Commission File No. 333-___) to be filed by HEALTHSOUTH with the Securities and Exchange Commission, as amended (the "Registration Statement"). This opinion is being provided in satisfaction of the conditions set forth in Section 9.2(c) of the Plan of Merger. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Plan of Merger, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of HEALTHSOUTH, Subsidiary, and NSC which are annexed hereto (the "Representations and Warranties").

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury
Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

     Based upon and subject to the foregoing and assuming that, as of the Effective Time of the Merger and following the Merger there will be no acts or omissions which will violate or be inconsistent with any of the Representations and Warranties, we are of the opinion that:

       (i) Provided the Merger qualifies as a statutory merger under the Delaware General Corporation Law, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and HEALTHSOUTH, Subsidiary and NSC will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

       (ii) No gain or loss will be recognized by HEALTHSOUTH, Subsidiary or NSC as a result of the Merger;

       (iii) No gain or loss will be recognized by an NSC stockholder who receives solely shares of HEALTHSOUTH Common Stock in exchange for NSC Common Stock;

       (iv) The receipt of cash by an NSC stockholder in lieu of fractional shares of HEALTHSOUTH Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by HEALTHSOUTH. These payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code, provided the redemption is not essentially equivalent to a dividend;

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       (v) The  aggregate  tax basis of the shares of  HEALTHSOUTH  Common Stock received by an NSC stockholder will be equal to the aggregate tax basis of the NSC Common Stock exchanged therefor, excluding any basis allocable to a fractional share of Common Stock for which cash is received; and

       (vi) The holding period of the shares of HEALTHSOUTH Common Stock received by an NSC stockholder will include the holding period or periods of the NSC Common Stock exchanged therefor, provided that the NSC Common Stock is held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time of the Merger.

     Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, to any party to the Merger or of any transactions related to the Merger or contemplated by the Plan of Merger.

     We hereby consent to the reference to our Firm under the heading "Legal Matters" in the Prospectuses which form a part of the Registration Statement, and to the filing of this opinion as an Exhibit thereto.

                                        Very truly yours,

                                       /s/ Robert D. Shattuck, Jr.
                                       ---------------------------
                                       Robert D. Shattuck, Jr.